Exhibit 99.1

905 West Riverside Avenue - Suite 311

Spokane, Washington  99201

Phone:          509 838 6050

Fax:                       509 838 0486

Email:            info@minesmanagement.com

Web:                   www.minesmanagement.com

PRESS RELEASE 15-11

NYSE MKT ACCEPTS

MINES MANAGEMENT, INC. PLAN

TO REGAIN COMPLIANCE

Spokane, Washington — September 23, 2015 — MINES MANAGEMENT, INC. (NYSE-MARKET: “MGN”, TSX: “MGT”)(also the “Company”) announced today that on September 21, 2015, it received notice from the NYSE MKT LLC (“NYSE MKT” or the “Exchange”) stating that the Exchange had accepted the Company’s compliance plan and granted the Company an extension until September 30, 2015 to regain compliance with Section 1003(a)(iv) or to make progress consistent with the plan, and until December 30, 2016 to regain compliance with Section 1003(a)(i), Section 1003(a)(ii) and Section 1003(a)(iii).  The Company will be subject to periodic review by Exchange Staff during the compliance plan period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT.

As previously reported,  the Company received a notice on July 1, 2015 from the NYSE MKT indicating that the Company is below certain of the NYSE MKT’s continued listing standards due to losses in the five most recent fiscal years and the Company’s report of stockholders’ equity of less than $2.0 million, $4.0 million and $6.0 million as of March 31, 2015, as set forth in Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE MKT Company Guide, and due to impairment of its financial condition, as set forth in Section 1003(a)(iv).

ABOUT MINES MANAGEMENT

Mines Management, Inc. is engaged in the business of exploring, and if exploration is successful, developing mineral properties containing precious and base metals. The Company’s primary focus is on the advancement of the Montanore silver-copper project located in northwestern Montana.  The Montanore is an advanced stage exploration project, which deposit contains mineralized material of approximately 81.5 million tons with average grades of 2.04 ounces silver per ton and 0.74% copper in two mineralized zones.

In 2011, in accordance with Canadian National Instrument (NI) 43-101, the Company completed a third party Preliminary Economic Assessment (PEA) which indicated robust potential economics. The mineral resource was reported to contain the following:

	Tons	Silver Grade (oz. per ton)	Copper Grade
Measured	4,026,000	1.85	0.74%
Indicated	77,480,000	2.05	0.75%
Inferred	35,080,000	1.85	0.71%

The Montanore project is currently in the final phase of the permitting process which, if completed successfully, would allow for the construction of the project.  Prior to considering a development decision, the Company plans to conduct additional underground evaluation and drilling activities to support completion of a final feasibility study.  Preparation for additional evaluation and drilling could commence upon issuance of a Final Record of Decision and completion of certain environmental mitigation activities, if sufficient funds are available.

Additional information is available on the Company’s website at www.minesmanagement.com.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Mineral Resources: This press release uses the terms “Measured Mineral Resource”, “Indicated Mineral Resource”, and “Inferred Mineral Resource.”  We advise U.S. investors that while those terms are recognized and required by Canadian NI 43-101, the Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.  Inferred Mineral Resources have a greater amount of uncertainty as to their existence and as to their economic and legal feasibility.  In accordance with Canadian rules, estimates of Inferred Mineral Resources cannot form the basis of feasibility or other economic studies.  U.S. investors are cautioned not to assume that part or all of the Inferred Mineral Resources exists, or is economically or legally mineable.  The SEC normally only permits issuers to report mineralization that does not constitute ‘reserves’ by SEC standards as “in place” tonnage and grade without reference to unit measures.  Accordingly, the information contained in this press release may not be comparable to similar information made public by U.S. companies that are not subject to NI 43-101.

Statements Regarding Forward-Looking Information:  Some statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable U.S. and Canadian securities laws including comments regarding the Company’s compliance plan to remain listed on the NYSE MKT, the extensions until September 30, 2015 and December 31, 2016 for the Company to regain compliance with certain NYSE MKT continued listing standards, anticipated issuance of the Final Record of Decision; mineral resources; and plans to continue as a going concern and complete an evaluation program and final feasibility study if sufficient funds are available.  Investors are cautioned that forward looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially from those presented.  Factors that could cause results to differ materially include whether the Company is  to regain compliance with certain continued listing standards by September 30, 2015 and December 31, 2016, whether the Company is able to make sufficient progress consistent with the compliance plan during the plan period, the possible delisting of the Company’s common stock if the Company is unable to achieve compliance or make sufficient progress in the time allowed, the potential negative effects on the Company’s stock price and access to sources of equity and debt financing if the Company were delisted from the NYSE MKT, the Company’s current financial condition and whether the Company is able to obtain sufficient funding to continue its business and its NYSE MKT continued listing standard compliance efforts, delays in and increases in the cost of completing work related to the Record of Decision, final Environmental Impact Statement and 404 permit, whether external financing for the Company’s business can be obtained on acceptable terms or at all; continued disputes regarding claim ownership and rights in the Montanore Project area, changes in interpretation of geological information, whether additional permitting may be required at Montanore in the future; the results of delineation drilling and feasibility studies; continued decreases and future fluctuations in silver, gold and copper prices; and world economic conditions.  Mines Management, Inc. assumes no obligation to update this information. There can be no assurance that future developments affecting Mines Management, Inc. will be those anticipated by management.  Please refer to the discussion of risk factors in the Company’s Form 10-K for the year ended December 31, 2014.

For more information, contact:

Douglas D. Dobbs

President, Mines Management, Inc.

Phone: 509-838-6050

Fax: 509-838-0486

Email: info@minesmanagement.com

Web: www.minesmanagement.com